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                                                             Exhibit 11


                                  KOLLMORGEN CORPORATION
                              COMPUTATION OF PER SHARE EARNINGS
                       (Dollars in thousands, except per share amounts)
                                (unaudited)


                                       For the              For the
                                  Three Months Ended    Six Months Ended
                                      June 30,              June 30,
                                  ------------------   --------------------
                                    1996      1995       1996      1995
                                  --------  --------   --------  --------
Net income                        $ 2,229   $ 1,838    $ 3,877   $ 3,010
Less preferred stock dividends
   and accretion of discount            0      (581)      (285)   (1,162)
                                  --------  --------   --------  --------
Earnings applicable to common shares2,229     1,257       3,592    1,848

Number of shares:
  Weighted average number of
   shares outstanding:
     Primary                       10,092     9,658     10,042      9,651
     Fully diluted                 10,163     9,658     10,162      9,651
                                  --------  --------   --------  --------
Earnings per common share:
     Primary                       $ 0.22    $ 0.13     $ 0.36    $ 0.19
                                  ========  ========   ========  ========
     Fully diluted                 $ 0.22    $ 0.13     $ 0.35    $ 0.19
                                  ========  ========   ========  ========


See accompanying notes to consolidated financial statements.
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